UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 29, 2008

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.

On February 29, 2008, Nautilus, Inc., a Washington corporation (the “Company”), and its subsidiary, Nautilus International S.A., entered into a First Amendment to Loan and Security Agreement and Waiver (the “Amendment”) in respect of the Loan and Security Agreement dated as of January 16, 2008 among the Company, Bank of America, N.A., in its capacity as agent, and the lenders party thereto (the “Loan Agreement”).

Pursuant to the Amendment, certain thresholds related to the Company’s minimum EBITDA covenant were modified. The definition of “EBITDA” for purposes of determining compliance with such covenant was also revised as it respects the exclusion of certain non-cash charges and unusual expense items from the calculation of EBITDA. Additionally, effective on the earlier of the closing of the sale of Dash America, Inc. d/b/a Pearl Izumi USA, Inc. or March 31, 2008, the Amendment reduces the aggregate commitment of the lenders to make revolving loans under the Loan Agreement to $70,000,000 with an option to increase the facility to $95,000,000.

Also pursuant to the Amendment, the lenders under the credit facility waived the Company’s existing default under the Loan Agreement. The default was due to a failure by the Company to achieve an EBITDA requirement for the three month period ended December 31, 2007. As reported in the Company’s current report on Form 8-K filed on February 22, 2008, the lenders under the Loan Agreement had previously agreed to forbear from exercising their rights and remedies with respect to such default.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC. (Registrant)

March 6, 2008	By:	/s/ William D. Meadowcroft
(Date)		William D. Meadowcroft, Chief Financial Officer, Secretary and Treasurer